Exhibit 3.30(b)
AMENDED AND RESTATED BY-LAWS
of
BRECKENRIDGE READY MIX, INC.
     ARTICLE I. The president shall preside at all stockholders’ and directors’ meetings. He may, and upon demand of any stockholder or director shall, call special meetings of the stockholders or directors.
     ARTICLE II. The vice-president shall, in case of the absence or disability of the president, perform the duties of the president.
     ARTICLE III. The treasurer shall have the custody of all the monies and securities of the corporation. He shall keep regular books. All money of the corporation shall be deposited in such depositories as shall be selected by the directors. All checks issued by the corporation shall be signed by any one of the officers. In addition, the treasurer shall perform all duties usually pertaining to his office.
     ARTICLE IV. The secretary shall keep the records of the corporation and books of account. He shall have the custody of the seal of the corporation. He shall issue, sign, and seal all certificates of stock, which certificates must also be signed by the president, and the secretary shall, in addition, perform all the other duties usually pertaining to this office.
     ARTICLE V.
(a)	The Board of Directors of this Corporation shall consist of three (3) members who, upon their election to the Board by the stockholders, shall serve for one (1) year and until their successors are elected and qualified.

(b)	The number of Directors may by majority vote of the Board be increased to five (5), but the number of Directors shall always be an odd number.

(c)	A Director need not be a stockholder of the Corporation.

(d)	The regular annual meeting of the Directors shall be held at the office of the Corporation in Breckenridge, Texas, on July 1st of each year, immediately following or contemporaneously with the regular annual meeting of the stockholders. In the absence of objection thereto, the regular annual meeting of the Directors may be a joint meeting with the regular annual meeting of the stockholders. No notice of such regular annual meeting shall be required or given.

(e)	A majority of the Board shall constitute a quorum for the transaction of business.

     ARTICLE VI. Special meetings of the directors may be called by the president upon one day’s notice, or such special meetings may be held at any time by unanimous consent of the directors. Presence and participation in any meeting by any Director at any time shall constitute a waiver of notice of the meeting.
     ARTICLE VII.
(a)	The annual stockholders meeting of the Corporation shall be held at the office of the Corporation in Breckenridge, Texas on July 1st in each year. No notice of such meeting shall be given.

(b)	The holders of a majority in interest of the outstanding issued shares of the Corporation shall constitute a quorum for the transaction of business which shall always include the election of corporation directors for the ensuing year.

(c)	Corporation officers need not be stockholders of the Corporation.

(d)	Special meetings of the stockholders may be held at any time and at any place when demanded by a stockholder owning at least 10% of the outstanding shares of the corporation. Three (3) days’ notice of any such special meeting of stockholders shall be given by mail by the Corporate Secretary, which notice shall state the time, place and general purpose of such meeting. Presence and participation in any meeting of stockholders by a stockholder shall constitute a waiver of notice.
     ARTICLE VIII. At all meetings of the stockholders, regular or special, a majority of the stock shall constitute a quorum. A majority of a quorum may decide any question coming before the meeting.
     ARTICLE IX. At all stockholders’ meetings, each holder of the stock shall be entitled to one vote for each share of the stock held by him, except as otherwise provided in the articles of incorporation. Each stockholder may vote either in person or by written proxy.
     ARTICLE X. No conveyance of any real estate, or personal property owned by the corporation with a value of more than FIVE THOUSAND ($5,000.00) DOLLARS, shall be made, unless authorized by the directors of the corporation, at a regular meeting of the board of directors, or at a special meeting, and all conveyances or bills of sale and leases, executed pursuant to the authority of the board of directors, of real or personal property, shall be signed by the president or vice-president, and by the secretary or treasurer of said corporation. Any officer of the corporation shall be authorized to sign and execute promissory notes and other negotiable instruments on behalf of the corporation for the purpose of borrowing funds necessary in the conduct of the business of the said corporation.
     ARTICLE XI. The corporation shall have a lien upon each share of stock for any indebtedness due to it, from the holder thereof. Stock of the corporation may only be transferred upon the books of the corporation and upon the surrender of all outstanding certificates for such stock.
     ARTICLE XII. [Rescinded and cancelled].
     ARTICLE XIII. Dividends, to be paid out of the surplus earnings of the corporation, may be declared from time to time by resolution of the board of directors; but no dividend shall be paid that will impair the capital of the corporation.
     ARTICLE XIV. The seal of this corporation shall consist of a circle within which shall be inscribed “BRECKENRIDGE READY MIX, INC.”
     ARTICLE XV. Amendments to these by-laws may be made by majority vote of the board of directors at any regular or special meeting.

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